UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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DEVELOPERS DIVERSIFIED REALTY CORPORATION
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     The 2009 Annual Meeting of Shareholders of Developers Diversified Realty Corporation (the “Company”) will be held at the Company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on June 25, 2009 at 9:00 a.m., local time (the “Annual Meeting”). At the Annual Meeting, among other items, shareholders will be asked to approve the Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan (the “2008 Plan”).
     On June 12, 2009, the Board of Directors of the Company approved amendments to the 2008 Plan and any other existing equity-based award plan pursuant to which equity awards may be granted (collectively with the 2008 Plan, the “Plans”) that will, with respect to future grants under the Plans, revise the definition of the term “Change in Control” in the Plans to provide that a Change in Control shall occur upon the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the voting power of the Company’s outstanding securities without the prior consent of the Board of Directors (which represents an increase from 20% or more). Additionally, the Board of Directors approved amendments to the Plans to eliminate the automatic vesting of awards made pursuant to the Plans solely upon the occurrence of a Change in Control or 409A Change in Control (each as defined in each Plan, to the extent applicable). The Board of Directors also authorized that new award agreements evidencing awards made pursuant to the Plans (“Award Agreements”) will provide that accelerated vesting of awards made pursuant to the Plans in connection with a Change in Control or a 409A Change in Control will only be triggered if, within two or three years following the Change in Control or 409A Change in Control (as applicable and consistent with the time periods provided in any employment agreement or change in control agreement to which the participant is a party), a participant’s employment with the Company, any subsidiary or any affiliate entity thereof is terminated without “cause” or, if the Award Agreement so provides, the participant resigns for “good reason” (to be defined in the Award Agreements).
     The Board of Directors also authorized the Company to amend the existing employment agreements and change in control agreements with the Company’s Chairman and Chief Executive Officer, Scott A. Wolstein, and President and Chief Operating Officer, Daniel B. Hurwitz, to eliminate gross-up payments for any excise taxes, penalties or interest otherwise payable in connection with (a) any change in control, pursuant to Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or otherwise, and (b) any violation of Section 409A of the Code. Each of Mr. Wolstein and Mr. Hurwitz has agreed to eliminate such gross-up payments from his employment agreement and change in control agreement. The Company commits not to include gross-up payments for any excise taxes, penalties or interest payable in connection with any change in control in any future employment agreements or change in control agreements, or any amendments to any existing employment agreements or change in control agreements, with executive officers.
     The Board of Directors also agreed to consider implementation of a policy regarding the pledging of the Company’s securities by its officers, directors and other individuals who are subject to the Company’s insider trading policy.